SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Rule 14a-12.

FRONTIER OIL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

March 20, 2007

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Frontier Oil Corporation to be held on Tuesday, April 24, 2007 at 9:00 a.m. in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2006 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 2006.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely,

James R. Gibbs
Chairman of the Board,
President and Chief Executive Officer

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 fax (713) 688-0616

10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 24, 2007

To Our Shareholders:

The 2007 Annual Meeting of Shareholders of Frontier Oil Corporation (the “Company”) will be held in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas at 9:00 a.m. on Tuesday, April 24, 2007, for the following purposes:

1.	To elect seven directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

2.	To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company’s auditors for the year ending December 31, 2007.

3.	To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote FOR each of the first two proposals set forth above. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company’s common stock at the close of business on March 9, 2007 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

Houston, Texas
March 20, 2007

FRONTIER OIL CORPORATION

10000 Memorial Drive, Suite 600

Houston, Texas 77024-3411

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished by the Board of Directors of Frontier Oil Corporation (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 24, 2007, and at any postponement or adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters, which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 20, 2007.

A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Wells Fargo Bank, N.A., Shareowners Services, 161 N. Concord Exchange, S. St. Paul, MN 55075 (“Wells Fargo”) or at the executive offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and soliciting of proxies from the shareholders of record. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telephone and personal interview.

VOTING SECURITIES

All shareholders of record as of the close of business on March 9, 2007 are entitled to notice of and to vote at the meeting. On March 9, 2007, the Company had 110,384,771 shares of common stock, without par value (“Common Stock”), outstanding excluding Common Stock held by the Company. The Common Stock is the only class of voting securities of the Company. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed.

In conformity with Wyoming law and the bylaws of the Company, directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. Cumulative voting for the election of directors is not permitted. Abstentions are counted as “shares present” at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered “shares present” with respect to any matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

ANNUAL REPORT

The Company’s 2006 annual report to shareholders, including consolidated financial statements, accompanies this Proxy Statement. Such annual report does not form any part of the proxy solicitation materials.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 9, 2007, the beneficial ownership of the Company’s common stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding voting securities, excluding common stock held by the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)
FMR Corp. 82 Devonshire Street Boston, MA 02109	12,385,110 (2)	11.2%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,014,488 (3)	5.4%

(1) Represents percentage of 110,384,771 outstanding shares of the Company as of March 9, 2007.

(2)
FMR Corp. has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Schedule 13G/A dated February 14, 2007. Based on the filing, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,140,647 shares or 3.7% of the outstanding common stock of the Company as a result of acting as investment adviser to various investment companies (such investment companies collectively, the “Funds”) registered under Section 8 of the Investment Company Act of 1940 (“ICA”). Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity and the Funds each has sole power to dispose of 4,140,647 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees.

Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trust, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of the Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under ICA to form a controlling group with respect to FMR Corp.

Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a) (6) of the Securities Exchange Act of 1934 (“Exchange Act”) is the beneficial owner of 76,100 shares of the outstanding common stock of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 76,100 shares and sole power to vote or to direct the voting of 76,100 shares of common stock owned by the institutional account(s) as reported above.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR Corp.’s beneficial ownership includes 40 shares of the outstanding common stock of the Company beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors, LLC (“PGALLC”), 53 State Street, Boston, MA 02109, an indirect wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,450,300 shares of the outstanding common stock of the Company as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under ICA owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGALLC, each has sole dispositive power over 2,450,300 shares and sole power to vote or to direct the voting of 2,450,300 shares of common stock of the Company owned by the institutional accounts or funds advised by PGALLC.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, MA 02109, an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 2,316,590 shares of common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over 2,316,590 shares and sole power to vote or to direct the voting of 2,128,990 shares of common stock owned by the institutional accounts managed by PGATC.

Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries is the beneficial owner of 3,401,433 shares of common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). FIL has sole dispositive power over 3,401,433 shares owned by the International Funds. FIL has sole power to vote or direct the voting of 3,355,833 shares and no power to vote or direct the voting of 45,600 shares of common stock held by the International Funds.

(3) BlackRock, Inc. has filed with the Commission a Schedule 13G dated February 13, 2007. Based on the filing, BlackRock has shared voting and dispositive power for all of the shares with BlackRock Advisors LLC, BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd and BlackRock Investment Management UK Ltd.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 9, 2007, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) the Chief Executive Officer of the Company and the five most highly compensated executive officers of the Company other than the Chief Executive Officer and (iii) all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)

James R. Gibbs (2)	1,862,006 (3)	1.7
Douglas Y. Bech (2)	112,879 (4)	*
G. Clyde Buck (2)	150,792 (5)	*
T. Michael Dossey (2)	83,502 (6)	*
James H. Lee (2)	87,190 (7)	*
Paul B. Loyd, Jr. (2)	116,688 (8)	*
Michael E. Rose (2)	3,568 (9)	*
Michael C. Jennings	120,290 (10)	*
W. Paul. Eisman	78,367 (11)	*
J. Currie Bechtol	97,316 (12)	*
Jon D. Galvin	230,758 (13)	*
Nancy J. Zupan	221,706 (14)	*
Directors and executive officers as a group (14 persons)	3,305,144	3.0

* Less than 1%

(1)
Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised. As of March 9, 2007, 110,348,771 shares of Common Stock were outstanding and an additional 642,198 option shares were exercisable within the 60 days.

(2)	Director.
(3)
Includes 36,994 shares which Mr. Gibbs has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Also includes 1,521,116 shares subject to a variable forward contract agreed to between Mr. Gibbs and a financial institution on February 28, 2005. In connection therewith, Mr. Gibbs has delivered all such shares to a custodial account for the duration of the contract, which concludes in October 2007. Mr. Gibbs has no dispositive power with respect to such shares while they remain in the custodial account, although he does retain voting power with respect to such shares. At the end of the contract period, Mr. Gibbs will be required to either (i) deliver a number of such shares, determined pursuant to a predetermined formula, to the financial institution in exchange for an aggregate of $11,566,109 in cash, or (ii) deliver a cash payment to the financial institution in exchange for the return of such shares from the custodial account. In addition to the 1,521,116 shares in which Mr. Gibbs has sole voting power and no dispositive power, he has sole voting power and sole dispositive power with respect to 36,912 shares and sole voting power for an additional 266,984 shares of restricted stock.

(4)
Includes 25,000 shares which Mr. Bech has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Bech has sole voting and sole dispositive power with respect to 87,879 shares.

(5)
Includes 25,000 shares which Mr. Buck has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Buck has sole voting and sole dispositive power with respect to 125,792 shares.

(6)
Includes 70,000 shares which Mr. Dossey has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Dossey has sole voting and sole dispositive power with respect to 13,502 shares.

(7)
Includes 70,000 shares which Mr. Lee has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Lee has sole voting and sole dispositive power with respect to 17,190 shares.

(8)
Includes 25,000 shares which Mr. Loyd has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Loyd has sole voting and sole dispositive power with respect to 91,688 shares.

(9)	Mr. Rose has sole voting power and sole dispositive power with respect to 3,568 shares.
(10)
Includes 11,098 shares which Mr. Jennings has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Jennings has sole voting and sole dispositive power with respect to 4,544 shares and sole voting power for an additional 104,648 shares of restricted stock.

(11)
Includes 12,332 shares which Mr. Eisman has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Eisman has sole voting power for an additional 66,035 shares of restricted stock.

(12)
Includes 24,932 shares which Mr. Bechtol has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Bechtol has sole voting and sole dispositive power with respect to 30,290 shares and sole voting power for an additional 42,094 shares of restricted stock.

(13)
Includes 43,700 shares which Mr. Galvin has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Galvin has sole voting and sole dispositive power with respect to 134,986 shares and sole voting power for an additional 52,072 shares of restricted stock.

(14)
Includes 69,700 shares which Ms. Zupan has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Ms. Zupan has sole voting and sole dispositive power with respect to 100,810 shares and sole voting power for an additional 51,196 shares of restricted stock.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR each of the nominees named below. A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control “FOR” the election of the Board of Directors’ nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

Mr. James R. Gibbs (62) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992 and additionally became Chairman of the Board on April 29, 1999. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank, Houston; and serves on the Board of Trustees of Southern Methodist University. Mr. Gibbs was elected a director of the Company in 1985.

Mr. Douglas Y. Bech (61) has been Chairman and Chief Executive Officer of Raintree Resorts International (“Raintree”) since August 1997. In November 2003, Teton Club LLC, a private resident club in Jackson, Wyoming owned by Raintree and a non-affiliated third party, Jackson Hole Ski Corp., filed for protection under Chapter 11 and the Teton Club LLC was successfully reorganized in August 2004. From 1994 to 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. Since 1994, he has also been a managing director of Raintree Capital Company, LLC, a merchant banking firm. From 1993 to 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas. From 1970 until 1993, Mr. Bech was associated with and a senior partner of Andrews Kurth LLP of Houston, Texas. Mr. Bech is a member of the Board of Directors of j2 Global Communications, Inc., an internet document communications company. He was appointed a director of the Company in 1993.

Mr. G. Clyde Buck (69) has been a Senior Vice President and Managing Director of the investment banking firm Sanders Morris Harris, Inc. (including predecessor firms) since 1998. From 1983 to 1998, he was a Managing Director of Dain Rauscher Corporation, also an investment banking firm. Mr. Buck is also a member of the Board of Directors of Smith International, Inc., an oilfield service company. He was appointed a director of the Company in 1999.

Mr. T. Michael Dossey (64) has been a management consultant located in Houston, Texas since April 2000. From April 2000 through September 2002, Mr. Dossey was a management consultant affiliated with the Adizes Institute of Santa Barbara, California. Prior to April 2000, Mr. Dossey spent 35 years with the Shell Oil Company and its affiliates. Prior to his retirement from Shell, his last assignment with Shell was General Manager-Mergers and Acquisitions for Equilon Enterprises LLC, an alliance between the domestic downstream operations of Shell and Texaco. He also had been Vice President and Business Manager for Shell Deer Park Refining Company, which was a joint venture operation with Pemex. Previously, he spent several years in Saudi Arabia where he was General Operations Manager for Saudi Petrochemical Company, a joint venture between Shell and the Saudi Arabian government. Earlier in his career, Mr. Dossey’s positions included various business and operational positions in Shell’s refining and petrochemical operations domestically and in Europe. He was appointed a director of the Company in 2000.

Mr. James H. Lee (58) is Managing General Partner and principal owner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, which he founded in 1984. From 1981 to 1984, Mr. Lee was a Principal with the oil and gas advisory firm of Schroder Energy Associates. He had prior experience in investment management, corporate finance and mergers and acquisitions at Cooper Industries Inc., a manufacturer of consumer and industrial products, and at White, Weld & Co. Incorporated, an investment bank and brokerage firm. Mr. Lee is a member of the Board of Directors of Forest Oil Corporation, an oil and gas exploration and production company. He was appointed a director of the Company in 2000.

Mr. Paul B. Loyd, Jr. (60) has been since 2002 an Executive-In-Residence for J.P. Morgan Capital Partners, Chairman of Penloyd Holdings LLC, a private company engaged in investment activities, and an independent private investor. He served as Chairman of the Board and Chief Executive Officer of R&B Falcon Corporation, the world’s largest offshore drilling company, from December 1997 until its merger in January 2001 with Transocean Sedco Forex. From April 1991 until December 1997, Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates Corporation, and prior to that time he had served as Assistant to the president of Atwood Oceanics International, President of Griffin-Alexander Company, and Chief Executive Officer of Chiles-Alexander International, Inc., all of which are companies in the offshore drilling industry. He has served as consultant to the Government of Saudi Arabia, and was a founder and principal of Loyd & Associates, Inc., an investment company focusing on the energy industry. Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc., a public company engaged in oil and gas exploration and production, and Vetco International, a private company that manufactures and sells oil production and pressure control equipment; and he serves on the Board of Trustees of Southern Methodist University and the Executive Board of the Cox School of Business. He was appointed a director of the Company in 1994.

Mr. Michael E. Rose (60) has been involved in private investments since retiring from Anadarko Petroleum Corporation, one of the nation’s largest independent oil and gas companies (“Anadarko”), in January 2004. Mr. Rose had been with Anadarko for 24 years prior to his retirement, and from August 2000 until January 2004 he served as Executive Vice President Finance & Chief Financial Officer of Anadarko. He also served as Senior Vice President Finance & Chief Financial Officer from January 1993 until August 2000 and prior to that time was Vice President Finance & Chief Financial Officer from January 1987 until January 1993. From May 1981 until January 1987 he was Vice President & Controller of Anadarko. From 1971 until joining Anadarko as their Chief Accountant in 1978, he held a variety of positions with Atlantic Richfield Company, an integrated oil company now owned by BP. He was appointed a director of the Company in 2005.

Director Independence

The Board has determined that each of the nominees standing for election at the 2007 Annual Shareholders Meeting, other than James R. Gibbs, our Chairman of the Board, President and Chief Executive Officer, is independent within the meaning of New York Stock Exchange director independence standards and otherwise has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. The Board based this determination on a review of all the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.

The Board of Directors and Its Committees

The Board of Directors met five times (including one telephonic meeting) in 2006, and each incumbent director of the Company attended 75 percent or more of the aggregate number of meetings of the Board of Directors held in 2006 while he was a director and 75 percent or more of the aggregate number of meetings of the committees of the Board held in 2006 while he served on such committee. The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. None of the directors attended the 2006 annual meeting of shareholders.

The non-employee directors of the Board met four times in 2006 without management present. Beginning in 2006, the directors elected Mr. Bech to serve as presiding director for meetings when the non-employee directors meet without management present. An interested party may communicate with the non-employee directors or the presiding director directly by mailing such director(s) c/o Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

The Board of Directors has five standing committees comprised of directors of the Company: audit, compensation, executive, safety & environmental and nominating & corporate governance.

Audit Committee: The Audit Committee is comprised of three non-employee directors, currently Messrs. Rose, Buck and Lee. Each of the members of the Audit Committee is independent as defined by New York Stock Exchange listing requirements and as required by Rule 10A-3 under the Securities and Exchange Act of 1934 (“1934 Act”), and the Board of Directors of the Company has determined that Mr. Rose is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws. The Audit Committee’s responsibilities include: (i) retaining, compensating and overseeing the independent public accountants performing the audit services on behalf of the Company, (ii) reviewing the Company’s annual and quarterly financial statements with management and with the independent public accountants, (iii) reviewing the report submitted in connection with the performance of the audit services by the independent public accountants on behalf of the Company, (iv) approving professional services provided by the independent public accountants, (v) reviewing the independence of the independent public accountants, (vi) considering the range of audit and non-audit fees and (vii) reviewing with management the integrity of the Company’s financial reporting process, both internal and external, and the adequacy of the Company’s internal accounting controls. The Audit Committee met seven times during 2006.

Compensation Committee: The Compensation Committee is comprised of three non-employee directors, currently Messrs. Bech, Loyd and Rose. The Compensation Committee’s responsibilities include: (i) establishing the Company’s philosophy for executive compensation to ensure it rewards performance, promotes the interests of the Company’s shareholders and is competitive with the Company’s peer group, (ii) reviewing the performance of corporate officers against goals and objectives approved by the Compensation Committee and approving their salaries, salary increases, and bonuses, (iii) approving compensation and benefit plans, including incentive compensation and equity based compensation plans and awards for officers and key employees, (iv) monitoring the benefits under all of the Company employee savings, thrift and retirement plans and (v) adopting a plan for the orderly succession of the officers of the Company. Each of the members of the Compensation Committee is independent as defined by the New York Stock Exchange listing requirements. The Compensation Committee met three times during 2006.

Executive Committee: The Executive Committee is comprised of three members of the Board of Directors, consisting of the Chief Executive Officer of the Company and two non-employee directors, currently Messrs. Gibbs, Bech and Loyd. The Executive Committee’s responsibilities include: (i) being able to act on and exercise all of the powers and authority of the Board, subject to the limitations imposed by Wyoming law and the Company’s bylaws, in connection with those matters which the Board may delegate to the Committee that require expeditious consideration and resolution at times between regular meetings or when the Board cannot be convened in a timely manner for a special meeting and (ii) approving capital expenditures not to exceed $20 million and disposition of Company assets not to exceed $10 million. The Executive Committee met twice during 2006.

Safety & Environmental Committee: The Safety & Environmental Committee is comprised of three non-employee Directors, currently Messrs. Buck, Dossey and Loyd. The Safety & Environmental Committee’s functions include: (i) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters arising out of worker safety and health issues, (ii) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters or legislative developments related to environmental protection concerns and (iii) reporting material issues or compliance concerns included in the reports by management to the Board. The Safety & Environmental Committee met four times during 2006.

Nominating & Corporate Governance Committee: The Nominating & Corporate Governance Committee is comprised of three non-employee directors, currently Messrs. Lee, Bech and Dossey. The responsibilities of the committee include: (i) reviewing possible candidates for the Board of Directors and recommending nomination of appropriate candidates to the Board, (ii) developing and periodically reviewing the Company’s corporate governance guidelines, (iii) evaluating the structure, operation, size and membership of each standing committee of the Board, (iv) recommending for Board approval the members and chairman for each standing committee, (v) overseeing the annual evaluations of the performance of the Board and its standing committees and the effectiveness of the Board, the standing committees and management and (vi) considering questions of independence and possible conflicts of interest of members of the Board and executive officers. Each of the members of the Nominating & Corporate Governance Committee is independent as defined by the New York Stock Exchange listing requirements. The Nominating & Corporate Governance Committee met three times during 2006.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include: (i) business and/or professional knowledge and experience applicable to the Company, its business and the goals and perspectives of its shareholders; (ii) being well-regarded in the community, with a long-term, good reputation for highest ethical standards; (iii) having good common sense and judgment; (iv) having a positive record of accomplishment in present and prior positions; (v) having an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and (vi) having the time, energy, interest and willingness to become involved in the Company and its future. We seek a diverse group of candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

The Nominating & Corporate Governance Committee has established procedures for identifying and evaluating nominees. First, the Committee considers the Board’s needs. For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry) would benefit the Board. The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by shareholders, advisors and third party search firms. The Committee then evaluates these recommendations and identifies prospective nominees to interview. Results from the interview process are considered by the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the shareholders. In connection with the 2007 election of directors the Company has not paid any fee to a third party to identify or evaluate or to assist in identifying or evaluating such nominees.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders in the same manner as all other candidates. Pursuant to the Company’s bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting. The notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the 1934 Act. The notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

All of the nominees for director recommended for election by the shareholders at the 2007 Annual Shareholders Meeting are current members of the Board.

Compensation of Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting non-employee director compensation, the Company considers the significant amount of time that directors spend in fulfilling their duties to the Company, as well as the skill level required by the Company of members of the Board. Similar to executive officers, there are stock ownership guidelines for the non-employee directors. Within three years after joining the Board, each non-employee director is expected to own shares of the Company’s common stock with an aggregate value of at least five times the annual cash retainer.

The following table provides compensation information for the one year period ended December 31, 2006 for each non-employee director on our Board of Directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compen- sation	Total	Option Awards Outstanding at 12/31/06 (#)	Stock Awards Outstanding at 12/31/06 (#)

Mr. Bech	$68,000	$220,902	$14,382	-	-	$303,284	35,000	16,848
Mr. Buck	$64,000	$214,842	$14,382	-	-	$293,224	25,000	16,606
Mr. Dossey	$53,000	$266,328	$14,382	-	-	$333,710	70,000	18,662
Mr. Lee	$62,500	$242,087	$14,382	-	-	$318,969	70,000	17,694
Mr. Loyd	$54,500	$220,902	$14,382	-	-	$289,784	35,000	16,848
Mr. Rose	$72,500	$141,425	-	-	-	$213,901	-	-

(1)
During 2006, the directors each received an annual cash retainer of $35,000 plus cash payments of $1,500 per meeting attended. The Chairmen of the Nominating & Corporate Governance Committee (Mr. Lee) and the Safety and Environmental Committee (Mr. Buck) each received an annual committee chair stipend of $5,000. The Chairmen of the Compensation Committee (Mr. Bech) and Audit Committee (Mr. Rose) each received an annual committee chair stipend of $15,000. These stipends were paid due to the additional time required to serve effectively as a committee chairman.

(2)
The dollar amounts shown for Stock Awards reflect amounts (pursuant to FAS 123(R)) expensed by the Company in 2006 for restricted stock units held by the directors. Dollar amounts for Option Awards reflect amounts expensed (pursuant to FAS 123(R)) by the Company in 2006 for unvested stock options held by the directors. During 2006, each director received as part of his normal compensation an award of restricted stock units equivalent to 4,840 shares of common stock and having a grant date present value of $141,425. In addition, those directors having unexercised stock options outstanding on the ex-dividend date related to the Company’s $0.50 per share special dividend paid in January 2006 received restricted stock unit grants to compensate them for reduction in the value of such stock options resulting from the special dividend.

(3)
The Company does not provide a defined benefit pension plan for its directors. Mr. Bech participates in the Company’s Deferred Compensation Plan. However, his earnings on Deferred Compensation Plan balances did not exceed 120% of the long-term federal rate during 2006. As for all other participants in the Deferred Compensation Plan, the Company provides no subsidy or guarantee of the participant’s earnings on Deferred Compensation Plan balances.

The Company’s directors were compensated in 2006 pursuant only to the standard compensation arrangements described above. No director received compensation from the Company under a special compensation arrangement.

Mr. Gibbs, the Company’s Chairman, President and Chief Executive Officer, is a member of the Board of Directors but is excluded from the table above because he is an employee of the Company. Mr. Gibbs’ compensation details appear in the Summary Compensation Table on page 21.

In addition to the seven directors elected by shareholders, Mr. James S. Palmer serves as Director Emeritus at the request of the Board. Mr. Palmer joined the Board of Directors of the Company in 1975 and served through the date of the 1999 Annual Meeting of Shareholders. In 2006, as compensation for his services as Director Emeritus, Mr. Palmer was paid an annual cash retainer of $35,000, $4,500 for the Board meetings attended in person or telephonically and reimbursement for related travel expenses. Mr. Palmer received Stock Awards as described in footnote 2 in the table above in the amount of $141,425. See also “Certain Relationships and Related Transactions.”

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2007. This firm has served in such capacity since March 2002 and is familiar with the Company’s affairs and procedures.

Deloitte & Touche LLP has advised the Company that its representatives will be present at the 2007 Annual Shareholders Meeting to discuss results for the year ended December 31, 2006 and to make a statement if they desire to do so and to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the 1934 Act, except to the extent the Company specifically incorporates this Report by reference therein.

February 28, 2007

To the Board of Directors of Frontier Oil Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Audit Committee

Michael E. Rose, Chairman
G. Clyde Buck
James H. Lee

Audit Fees

The following table sets forth the fees billed to the Company from its principal independent auditor, Deloitte & Touche LLP, for professional services rendered for the fiscal years ended December 31, 2006 and 2005:

Fee Category	Fiscal 2006	Fiscal 2005

Audit Fees	$1,015,660	$973,547
Audit-Related Fees	65,130	78,894
Tax Fees	134,494	220,228
All Other Fees	-	-
Total	$1,215,284	$1,272,669

Audit Fees for the fiscal years ended December 31, 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control, as required by Sarbanes-Oxley Act, Section 404, consents, comfort letters and other services related to Securities and Exchange Commission (“SEC”) matters.

Audit-Related Fees for the fiscal years ended December 31, 2006 and 2005 were for assurance and related services associated with employee benefit plan audits, Sarbanes-Oxley Act, Section 404 advisory services and agreed-upon procedure engagement.

Tax Fees for the fiscal years ended December 31, 2006 and 2005 were for services related to tax compliance and tax consultation.

All Other Fees for the fiscal year ended December 31, 2006 and 2005 were zero.

Pre-Approval Policy

All of the services performed by the independent auditor in 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent auditor during 2006 that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings, but the Chairman of the Audit Committee has authority to grant pre-approval as necessary. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

OTHER BUSINESS

The Board of Directors of the Company knows of no matters expected to be presented at the 2007 Annual Shareholders Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers of the Company as of December 31, 2006 along with their ages as of March 9, 2007 and office held by each officer.

Mr. James R. Gibbs (62) is Chairman of the Board, President and Chief Executive Officer. Information about Mr. Gibbs is included on page 5 with the information on nominees for the Board.

Mr. Michael C. Jennings (41) joined the Company in June 2005 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Jennings was employed by Cooper Cameron Corporation beginning in May 2000 as Vice President & Treasurer, with responsibilities including managing merger and acquisition activities, the tax and corporate finance areas, Cooper Cameron’s liquidity and capitalization and overseeing bank and rating agency relationships. From November 1998 until May 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals. Prior to November 1998, Mr. Jennings was employed by Cooper Cameron Corporation as Director, Acquisitions and Corporate Finance from July 1995 until November 1998.

Mr. W. Paul Eisman (51) joined the Company in March 2006 as Executive Vice President-Refining & Marketing. He has over 28 years of experience in refining and marketing. Prior to joining the Company, Mr. Eisman was employed by KBC Advanced Technologies beginning in 2003, where he provided consulting services to the global refining industry and managed KBC’s operations in North America. Prior to 2003, Mr. Eisman was employed by Valero and Ultramar Diamond Shamrock for twenty three years (1979 until 2002) where he held numerous positions, including Executive Vice President-Corporate Development, Senior Vice President - Refining and Commercial Operations, and Senior Vice President of Refining.

Mr. J. Currie Bechtol (65) has been Vice President-General Counsel of the Company since January 1998 and became Secretary of the Company in August 2000. Prior to joining the Company, Mr. Bechtol was in private legal practice for 28 years, most recently with Hutcheson & Grundy L.L.P. from 1984 until joining the Company.

Mr. Jon D. Galvin (53) is Vice President of the Company. He was appointed to this position in July 2000. He has performed special project duties for the Company’s Chief Executive Officer since July 2003. Mr. Galvin served as Vice President-Crude Oil Supply of certain of the Company’s refining subsidiaries from July 2000 until May 2003, Vice President-Controller of the Company from September 1997 until July 2000 and Chief Financial Officer of the Company’s refining subsidiaries from February 1992 until July 2000.

Mr. Gerald B. Faudel (57) has been Vice President-Government Relations and Environmental Affairs of the Company since February 2000. Mr. Faudel had previously been Vice President-Safety and Environmental Affairs and had served in similar capacities since November 1993. From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company. Mr. Faudel was employed by the Company from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation’s Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

Ms. Nancy J. Zupan (52) is Vice President-Controller of the Company. Prior to her appointment to this position in February 2001, Ms. Zupan was Controller for the Company’s subsidiaries from 1991, when Frontier acquired the Cheyenne Refinery. She held the same position for the prior owners of the Cheyenne Refinery from 1987 until the acquisition. Prior to 1986, Ms. Zupan was employed by Husky Oil Company, an integrated oil company.

Mr. Douglas S. Aron (33) has been Vice President-Corporate Finance of the Company since May 2005. Mr. Aron had previously been Director Investor Relations since March 2001. Prior to joining the Company, Mr. Aron was employed by Amegy Bank (formerly Southwest Bank of Texas) from March 1998 to March 2001 and was a commercial lending officer with them from March 1999 to March 2001.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy and has recommended to the Board that the following Compensation Discussion and Analysis (“CD&A”) be included in this Proxy Statement. In order to help the reader to better understand this report, the following descriptions are being provided for terms used extensively throughout this report:

Annual Bonuses - an arrangement under the Omnibus Incentive Compensation Plan under which a group of management employees are eligible for annual performance bonuses based on annual results. The annual bonuses are a performance award administered under the OICP.

Committee - The Company’s Compensation Committee, which oversees administration of the Company’s executive compensation program under their charter which is published on the Company’s website.

Compensation Consultant - Frederic W. Cook & Co., the independent consultant hired by the Committee to advise the Committee on issues of executive compensation. The Compensation Consultant does no other work for the Company or for management.

Frontier, Frontier Oil, We, Us, and the Company - Frontier Oil Corporation.

Long-Term Incentives - an arrangement under which certain management employees are eligible for equity awards. Like the annual bonuses, the long-term incentives are administered under the OICP and can take the form of SARs, Bonus Shares, Dividend Equivalent Rights, Options or Other Stock-Based Awards as defined in the OICP.

Named Executive Officers (“NEOs”) - A group of six of the most senior officers of the Company for whom compensation information is being provided in the CD&A.

Omnibus Incentive Compensation Plan (“OICP”) - Frontier’s incentive compensation plan that was approved by the Company’s shareholders on April 26, 2006.

Performance Stock Units - Stock units granted to employees under the OICP in April 2006. These awards were structured to include a leveraged performance goal, whereby achievement of target level net income produces a target level award. Maximum net income (or higher) produces 125% of the target level award, and minimum net income produces 75% of the target level award. Net income less than the minimum net income produces no award.

Peer Group - A group of 14 energy industry companies used by the Compensation Consultant for analysis of “market level” compensation in terms of types and amounts of compensation paid. These companies are considered to be labor and/or capital market competitors, and broadly comparable to Frontier in size and complexity.

Restricted Stock Unit - An equity-based compensation award that entitles the recipient to receive a share of the Company’s common stock at a specified future date.

Company’s Compensation Philosophy

Frontier’s executive compensation program is structured to support the Company’s business objectives and enhance shareholder returns by:

•  setting levels of compensation designed to attract and retain key executives and reasonable in relation to competitive practice;
•  providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and
•  linking compensation to performance targets that affect short-term results and long-term growth in shareholder value.

Specific discussion of Frontier’s executive compensation programs provided in this CD&A relates to the Company’s NEOs. These individuals and their respective job titles are as follows:

Jim Gibbs	Chairman, President & CEO
Mike Jennings	EVP & CFO
Paul Eisman	EVP, Refining & Marketing Operations
Currie Bechtol	VP, General Counsel & Secretary
Jon Galvin	VP
Nancy Zupan	VP, Controller

Development of the Company’s Compensation Program

The Company’s executive compensation programs have been developed based on the Company’s compensation philosophy with assistance from the Compensation Consultant. The Company’s executive compensation program includes three primary forms of compensation: base salaries, annual bonuses and long-term incentives. These three forms of compensation combine to provide executives with:

•	income stability through base salaries,
•	near-term incentives to maximize the Company’s performance versus financial and/or operating targets aligned with share value creation through annual bonuses; and
•	longer-term incentives to increase the Company’s share price, build ownership and encourage employment retention.

In addition to compensating managers for their time and effort, these three forms of compensation reward specific behaviors. Ultimately, the “rewarded” behaviors are expected to increase the Company’s valuation for the benefit of shareholders. The Company’s executive compensation includes two forms of incentive compensation; the annual bonuses and long-term incentives. Examples of behaviors rewarded by these incentives are described in the following table:

Annual Bonuses (a)	Long-Term Incentives (b)

▪ Throughput maximization	▪ Efficient capital investment
▪ Safety and environmental performance	▪ Development of staff and succession management
▪ Plant uptime	▪ Working capital management
▪ Cost control	▪ Management of capital structure
▪ Crude slate optimization	▪ Corporate development and acquisitions
▪ Marketing effectiveness	▪ Maintenance of capital equipment

(a) Employs annual financial and/or operating targets as measures of performance
(b) Uses equity compensation to provide economic rewards to management if Company value is increased

Changes in the Compensation Program

The Company’s long-term incentive awards have changed materially over the last three years. Frontier’s historical practice for long-term incentive compensation involved annual grants of stock options with time-based vesting requirements. Stock options represented an attractive compensation tool because the recipient earned value only to the extent the Company’s share price appreciated. The vesting requirements on these stock options also served to help retain employees and provide continuity of management. Upon adoption of FAS 123(R), however, the Company reevaluated its long-term incentive alternatives and concluded that continuing to issue only stock options would generate high compensation costs when compared to the value perceived by option recipients. This high cost is primarily driven by the high volatility of Frontier’s stock (approximately 40-50% annual standard deviation of returns), which translates into higher grant date present values when calculated using accepted option pricing models such as Black-Scholes. With the adoption of FAS 123(R), the Company is required to expense these costs through its income statement, with little or no opportunity to reverse the expense if the options are forfeited or expire out of the money.

In response to the high reported cost of issuing stock options, the Company has shifted its long-term incentive awards toward performance stock units for employees and restricted stock units for directors. The performance stock units granted to employees represent full value shares which must be further “earned” through the Company’s achieving established performance targets set at the time of grant. If earned, the performance stock units will vest over a prescribed period of time (full vesting would occur approximately 3.25 years after grant date for performance stock units granted in April 2006).

Another meaningful development in the Company’s executive compensation program has been to consolidate the administration of annual bonuses and long-term incentive awards under the single, shareholder-approved OICP. A primary reason for establishing the OICP was to comply with provisions of the United States Internal Revenue Code, Section 162(m). This section of tax law addresses executive compensation and limits the Company from deducting compensation paid to certain executives in excess of $1 million per year. However, Section 162(m) includes exceptions that apply when the compensation is “performance-based” and is issued pursuant to a “shareholder-approved” plan. The Company believes that payments made as annual bonuses and long-term incentives are not limited as to their deductibility under Section 162(m).

Objectives of the Company’s Compensation Programs

The objectives of Frontier’s executive compensation program are to establish salaries, short- and long-term incentive compensation programs, and employee benefits that attract and retain key executives and link executives’ compensation to achievement of specific performance targets. The Company believes that success in achieving the established targets is integral to its primary goal of producing strong shareholder returns.

Frontier is an extremely capital-intensive business, having approximately 747 total employees responsible for total revenues of approximately $4.8 billion in 2006 and net income of approximately $379 million in 2006. The Company’s management ranks are lean, with just 53 employees eligible to receive annual bonuses. Within this organizational structure, responsibility for developing and executing strategies likely to create significant shareholder wealth is concentrated in a relatively small group of senior managers.

The market for experienced and capable managers in the energy industry (broadly) and the refining and marketing sector (specifically) is highly competitive due in part to the expansion and growth in this industry during the current decade. The Company’s compensation programs and levels of compensation are developed and monitored so that execution of the Company’s key business strategies is enhanced by our compensation policies and practices. Compensation is generally targeted toward the competitive median, but may be higher or lower in terms of actual pay delivery based on Company, business segment and individual performance. This is achieved by having meaningful performance risk and leverage in annual bonuses and long-term incentives, and by increasing the portion of compensation “at-risk” for the higher position levels.

The purpose of the Company’s annual bonuses is to provide managers with economic rewards for achieving pre-established performance targets. Traditionally, the Company has used consolidated net income or net income per share as primary performance measures. However, the Committee has discretion to choose from a variety of financial and/or operating measures including performance measures relative to our competitors in establishing these targets.

In addition to annual bonuses, Frontier provides long-term incentives that allow executives to participate economically in increases in the Company’s stock price. Long-term incentives also help to retain employees since the equity grants, in the form of options, performance shares, restricted stock or other awards, typically vest over time (3 to 4 years in the case of equity granted in 2006). Generally, the Company uses incentive awards to provide executives with meaningful compensation potential that follows high levels of financial and operating performance.

Compensation Program Components

The following discussion addresses the various compensation components used by Frontier to compensate its senior executives.

Base Salaries

Base salary levels are largely determined through analysis of similar positions within a group of companies (“the Peer Group”) developed by the Compensation Consultant and reviewed by the Committee for use in compensation benchmarking. The Peer Group consists of both independent refiners and other energy industry participants that compete with Frontier for investment capital, management talent and services, and are broadly similar in revenues, market capitalization and complexity.

The Committee establishes base salaries within a competitive salary range to provide the NEOs with compensation consistent with their role in the Company and their achievements. The salary range is established primarily through job evaluation and Peer Group comparison/review. Additional factors contributing to an executive’s base salary level are his/her responsibilities within the Company, relevant business experience, tenure at Frontier, and individual performance in executing his/her duties. For the year 2006, NEO base salaries were set from below the median to approximately the 75th percentile of comparable Peer Group positions.

Annual Bonuses

The Company’s officers and certain other key managerial employees are eligible for annual bonuses that provide payments following attainment of annual performance criteria previously approved by the Committee. If the performance target(s) are reached, participating employees are paid a bonus based on a specified “target” percentage of the individual’s salary as of January 1st of the bonus plan year. Under the OICP, the Committee has discretion to reduce an individual’s bonus subjectively during or after the performance period but does not have discretion to increase the payout other than due to promotion.

The target award levels are developed by the Compensation Consultant and approved by the Committee based on an assessment of individual responsibility, ability to affect Company results and analysis of Peer Group practices for similar positions.

For the year 2006, net income was the primary performance measure for annual bonus payments, and refinery level management also had safety and environmental performance measures that affected their annual bonuses. The target net income amount was $126.5 million. This target was equivalent to a 28.4% after-tax annual return on our January 1, 2006 shareholder’s equity balance.

The 2006 annual bonus determination included a leverage feature such that performance in excess of target net income could produce bonus payments up to a maximum payment of 200% of the target award (when net income is greater than or equal to 1.2 times target net income). Net income below the target level, down to 80% of target net income, would generate a lower bonus, down to 50% of the targeted bonus. Net Income of less than 80% of target net income would produce no bonus whatsoever - as occurred in 2002 and 2003. The Company’s actual financial performance in 2006 included a Company-record of approximately $379 million in net income, which produced bonus awards at the maximum, or 200% of target level.

In 2006, 30% of the annual bonus was paid in the form of restricted stock; the remaining 70% was paid in cash. This occurred for all NEOs except Mr. Gibbs, who already has substantial holdings of Frontier stock. Mr. Gibbs received 100% cash. Participants in the annual bonus program may also elect to convert all or a portion of their cash bonus payment into shares of restricted stock. If such an election is made, the participant receives restricted stock with a value equal to 150% of the cash that they otherwise would have received. The Company provides this premium as an incentive for executives to increase share ownership and to recognize the additional vesting period imposed on such shares. Restricted stock received in lieu of cash bonuses in 2006 has a three-year vesting provision: 25% after one year, 25% after the second year, and the final 50% after the third year. We believe that adding a long-term component to annual bonuses (i.e., through restricted stock grants) assists in aligning management and shareholder interests.

Long-Term Incentives

Frontier’s long-term incentive program enables the Company to grant equity awards to its key executives. In considering recommendations for potential equity grants, the Committee evaluates three primary figures provided by the Compensation Consultant as described below:

•
Share value transfer -- is a primary measure of dilution and cost of equity-based compensation. The Company uses an internal target of 0.5% to 1.0% of Company market capitalization as its targeted annual share value transfer cost, which corresponds to the median-to-75th percentile range for the Peer Group.

•
Grant date present value -- represents the expected present value of equity grants. This figure includes the full value of stock granted as restricted stock, target performance shares, and the Black-Scholes value of stock options granted.

•
Relative percentage of total grants -- is a measure used to assess the relative differences in proportionate allocation of grants made to employees at different levels in the Company. Because of the Company’s lean management structure, a larger percentage of total equity grants may be awarded to the top 5-10 Frontier executives than is the case at Peer Group companies with larger numbers of employees.

Health and Welfare Programs

The NEOs are eligible to participate in the Company’s healthcare, basic life, supplemental life and long- term disability plans as well as the Company’s defined contribution pension and savings plan. NEOs participate in these plans on the same basis as any other salaried employee of the Company. In addition, the NEOs are eligible to participate in the Company’s non-qualified Deferred Compensation Plan. Once the NEO reaches the IRS limit for contributions made to a 401K plan, he/she may continue to defer salary and bonus (and remain eligible for standard company matching contributions) by directing such funds into the Deferred Compensation Plan. Investment returns on Deferred Compensation Plan balances are derived solely from individual investment decisions made by the participants. Each participant has discretion over the investment of his/her account and can select from a broad group of externally-managed mutual funds. The Company provides neither a subsidy nor a guarantee of investment returns on these funds.

Executive life insurance, a whole life insurance policy with a basic death benefit of approximately three times salary, is also provided to the NEOs. The Company pays the premium for this benefit. In addition, EVPs and above are eligible to participate in the Company’s Executive Retiree Medical Program. The retiree medical benefit is available at a minimum level only after an executive has five years of service and is 58 years or older. The Company provides this benefit to its most senior officers primarily as a “bridge to Medicare.” Participating retired executives pay for the expected cost of this benefit (as determined by the Company’s outside benefits advisors) via annual premiums.

Perquisites

Frontier’s NEOs have access to certain perquisite benefits as a result of their position at the Company. The Company considers such perquisites as customary for executives at this level, and the perquisites do not typically represent a significant portion of the NEOs’ overall compensation. The Company provides these perquisites for reasons of convenience, personal security, competitiveness and traditional practice.

Perquisites available to the NEOs include the following:

•	One social club, health club or country club membership
•	Relocation expenses for moves required by the Company (which are generally provided to all salaried employees of the Company)
•	Gross-up for taxes resulting from relocation expenses paid by the Company but considered by the IRS as taxable income to the employee
•	Executive life insurance, a whole life policy with premiums paid by the Company and a death benefit of approximately three times base salary
•
Use of Company aircraft for personal travel, provided that the executive must reimburse the Company for jet fuel and landing fees related to the flight (applies to Messrs. Gibbs, Eisman and Jennings only)

•	Spousal travel on Company aircraft when accompanying a NEO on business travel, although incremental costs of spousal travel are to be reimbursed to the Company by the executive
•	Gross-up for taxes which result from spousal or family travel on Company aircraft if the purpose of the trip is business - limited to $15,000 per year for EVPs and above and $10,000 per year for VPs

In valuing the perquisites included in the Summary Compensation Table, the Company employs the concept of “aggregate incremental cost” to the Company. For example, if an executive takes a business trip on a Company aircraft and is accompanied by his spouse, the Company does not include the spousal travel benefit as a perquisite because no additional cost is incurred by the Company in providing this service. If, however, the spouse’s travel caused the Company to incur additional fees or expenses, these incremental costs would be listed as a perquisite on the Summary Compensation Table if not reimbursed by the executive.

Determination of Total Compensation

The Committee is responsible for setting the NEOs’ total compensation and performs this role with assistance from the Compensation Consultant. The Company uses the Compensation Consultant’s competitive analysis of comparable energy industry companies extensively to benchmark Company compensation programs. Internal position relationships, individual performance, experience and other such relevant factors are also considered.

The Compensation Consultant develops Peer Group constituents for Committee review and analyzes the Peer Group to assess competitive executive compensation practices. The Peer Group comprises 14 companies that the Committee believes are appropriate for purposes of benchmarking the Company’s compensation programs. The Peer Group for 2006 comprised the following companies: Ashland Inc., Cameron International, Crosstex Industries, El Paso Corporation, FMC Technologies, Giant Industries, Hanover Compressor, Holly Corporation, Maverick Tube, Murphy Oil, Sun Logistics, Tesoro Corporation, Williams Companies and World Fuel Services.

Peer Group compensation data serve as a starting pointing for determining compensation levels. The Company then makes adjustments to reflect individual performance and scope of responsibility. As an example, the CEO’s annual performance review involves assessment of:

•	Whether the CEO achieved established goals
•	Stock price performance
•	Company return on equity
•	Improvement in Company earnings
•	Company performance versus the annual financial plan
•	Leadership skills
•	Strategic planning and execution
•	Succession planning

Analysis of Total Compensation

For Frontier’s NEOs as a group, base salaries represented 15% of total compensation in 2006, annual bonuses represented 18% and long-term incentive awards represented 61%. Frontier’s financial performance during 2006 substantially exceeded that of prior periods, and the Company generated record revenues, earnings and cash flow. As a result, each of the NEOs received incentive payments at the maximum level for both annual bonuses and long-term incentives. By contrast, the Company did not meet its performance goals in 2002 and 2003 and paid no annual bonuses to management during those years.

Compensation Detail for Named Executive Officers

The following discussion provides detail on the individual compensation packages of NEOs during 2006. In addition to base salaries, annual bonuses, long-term incentives and Company contributions to defined contribution pension and savings plans (including the Deferred Compensation Plan), all six NEOs are eligible for health and welfare benefits provided to all employees (medical insurance, basic life insurance, supplemental life insurance and long-term disability insurance). The Company also provides executive whole life insurance to the NEOs and an Executive Retiree Medical Plan to executives at the level of EVP and higher.

The material difference in the compensation packages of the NEOs is the total compensation paid to each individual. These amounts differ primarily because the individuals fill different roles within the organization. The Company’s compensation philosophy is market-driven and performance-based. Therefore, the dollar values of compensation provided to the NEOs are affected by compensation levels of similarly-positioned executives within the Peer Group. An assessment of individual performance is also considered by the Committee in establishing total compensation. However, the Company’s general philosophy for hiring and retaining these executives is that they should demonstrate both a high level of competence and strong job performance. In general, the total compensation for each of the NEOs is believed to be between the median and 75th percentile range of comparable positions within the Peer Group.

For 2006, the NEOs, as a group, had approximately 79% of their compensation “at risk,” meaning their compensation was tied to Company financial performance and not earned unless certain goals were met. We believe this structure helps to keep our fixed costs low while providing our NEOs with incentives to create long-term shareholder value.

The following table provides additional analysis of the NEOs’ 2006 compensation:

Executive	2006 Base Salary	% Increase in 2006 Base Salary vs 2005	2006 Target Bonus Percentage	Increase in 2006 Target Bonus % vs 2005	Percent of Total 2006 Compensation Considered “At Risk” (1)

Mr. Gibbs	$850,000	3.0%	100%	25%	87%
Mr. Jennings	$389,000	5.1%	60%	10%	73%
Mr. Eisman	$400,000	N/A (2)	60%	N/A (2)	59%
Mr. Bechtol	$260,000	14.0%	40%	-	81%
Mr. Galvin	$270,000	2.7%	50%	-	65%
Ms. Zupan	$265,000	3.9%	40%	-	67%

(1)  Represents the sum of (non-equity incentive plan awards plus stock awards plus option awards) divided by total compensation. See Summary Compensation Table on page 21 for additional disclosures.

(2)  Mr. Eisman joined the Company in 2006.

Equity Compensation Administration

The Company and the Committee have taken steps so that the Company’s equity compensation programs (long-term incentives) are administered directly by the Committee with transparency and fairness. The Committee retains all authority for granting equity-based compensation and sets exercise prices for all stock options at the closing price of the Company’s common stock on the New York Stock Exchange on the grant date, which is typically the date of the Committee’s February meeting. Commencing with shareholder approval of the OICP in April 2006, all future shares issued by the Company for equity-based compensation will be issued from shareholder-approved plans.

2006 Equity Awards

In 2006, the Committee made equity awards in the form of performance stock units and stock options to 32 employees. The performance stock units give the executive a right to receive a certain number of shares of the Company’s stock if pre-established performance targets are achieved. For 2006, the performance target was set relative to the Company’s net income, with target net income being $126.5 million. The shares issued in relation to the 2006 performance stock unit awards are subject to vesting provisions whereby one-third of the shares vest 1.25 years following the initial grant, one-third vest after 2.25 years and the remaining one-third vest after 3.25 years. These performance stock units also included a leverage feature whereby the minimum shares receivable by the executive would be zero while the maximum would be 125% of the target award. The grant date for these performance stock units was set to coincide with shareholder approval of the OICP on April 26, 2006.

The Company also granted stock options in 2006, giving executives a right to purchase Company stock at the price of $29.385 per share for a five-year period. The stock options included a dividend equivalent right allowing the owner to receive any dividends associated with the shares underlying the option from the grant date until option exercise. The exercise price on these options was set at the closing price of the Company’s common stock on the New York Stock Exchange as of the grant date. The grant date for these stock options was set to coincide with shareholder approval of the OICP on April 26, 2006.

The Company made additional equity grants during 2006 in the form of restricted stock units. These grants, totaling 36,230 shares, went to 23 employees, including four NEOs and five non-employee directors. These grants were designed to compensate holders of unexercised stock options for the loss in option value attributable to the $1.00 per share special dividend paid to shareholders in January 2006. The Company has structured subsequent equity grants (stock and stock option grants) to include a right to dividends, thereby eliminating the need for similar “make-whole” grants in the future. These Restricted Stock Units vested fully in February 2007.

The Company also granted restricted stock in 2006 in partial payment of the annual bonuses received by employees based on the Company’s 2005 performance. These restricted stock awards were made effective March 13, 2006 and will vest over three years, 25% at the end of the first and second years and 50% at the end of the third year.

Stock Ownership Guidelines

The Committee has provided stock ownership guidelines for the Company’s officers and non-employee directors. These guidelines create additional alignment between management, directors and shareholders through share ownership. Fifteen employees and six non-employee directors are subject to the shareholding guidelines, which are as follows:

Position	Shareholding Requirement

Chief Executive Officer	3 times Base Salary
Executive Vice President	2 times Base Salary
Vice President (a)	1 times Base Salary
Non-employee Director	5 times Annual Cash Retainer

(a) Vice President of Frontier Oil or one of its subsidiaries

In addition to shares owned outright, vested and unvested restricted stock and restricted stock units qualify as shares owned for purposes of the shareholding guideline. Newly-hired or promoted employees or newly-appointed non-employee directors have three years from their hire/promotion date to comply. As of December 31, 2006, all employees and directors were either in compliance with the guideline or within their three-year grace period.

The Company does not have a policy that addresses hedging or risk management for shares owned by its executives. As of December 31, 2006, Mr. Gibbs was party to a variable forward sale agreement covering 1,521,116 shares and concluding in October 2007. Additional disclosure of this item appears on page 3 of this Proxy Statement.

Management’s Role in Determining Compensation

The Committee establishes compensation for the NEOs using the recommendations of and competitive survey data provided by the Compensation Consultant. The Committee typically meets 3-4 times per year to establish and review executive compensation and related issues. These meetings are chaired by the Committee Chairman, currently Mr. Bech, and attended by the Committee members, the Compensation Consultant (as needed) and Mr. Gibbs, Mr. Jennings, and the Vice President-Human Resources. Management has no authority for setting NEO compensation but does perform administrative work for the Committee in conjunction with Committee meetings. Management also works with the Compensation Consultant to develop compensation recommendations for consideration by the Committee. The Compensation Consultant does no other work for the Company or management except to provide advisory services related to executive compensation levels and program design.

Severance Benefits

Change In Control Severance Benefit

Each of the NEOs has entered into an Executive Change in Control (“CIC”) Severance Agreement with the Company. These agreements provide income security following corporate transactions that may result in loss of employment. The Company believes that the Executive CIC Severance Agreements will help align management and shareholder interests in connection with potential CIC transactions.

Under the Executive CIC Severance Agreements, no benefit accrues to the executive unless a CIC transaction is consummated. A CIC transaction includes any transaction (merger, consolidation, tender offer or exchange offer) which results in any person or group becoming the beneficial owner of 25% or more of the Company’s voting securities. Other CIC triggers include a change in the majority composition of the Board of Directors, the sale or transfer of substantially all of the assets of the Company, or the liquidation or dissolution of the Company. For all but three covered executives (Messrs. Gibbs, Jennings and Eisman) any potential benefit is further subject to a second trigger: the employee must be terminated by the employer before payments would accrue. Severance benefits are only payable upon specified terminations following a CIC. These include involuntary terminations without cause, voluntary termination with good reason, and “walk-away” rights for Messrs. Gibbs, Jennings and Eisman.

Benefits payable to executives under these Executive CIC Severance agreements are a function of annual base salaries and target annual bonuses. In addition, the agreements provide for a 30% uplift on base salary to offset the terminated employee’s estimated cost of health and welfare benefits. Equity-based compensation awards outstanding at the time of termination vest immediately upon the executive’s qualified termination. Further, payments made under these agreements are eligible for gross-up by the Company if the payments attract a “penalty tax” under Sections 280G, 4999, 409A or similar provisions of the United States Internal Revenue Code. Such gross-ups are limited to the penalty tax amounts and the effect of the gross-up itself.

In the event of a NEO’s death during the term of the agreement following a CIC event, the NEO’s estate will receive a lump sum payment equal to the sum of the NEO’s annual base salary and target annual bonus. In the event of a NEO’s disability during this same period, the NEO will receive the full benefit of the agreement for the remainder of its term or through the period of disability, whichever is less.

The following table provides detail on the terms of individual Executive CIC Agreements for the NEOs:

Executive	Term of Agreement Following Change in Control Event(1)	Severance Amount as a multiple of Salary + Bonus	Minimum Annual Bonus (as a function of Base Salary)	Walkaway Provision Following Change in Control

J. Gibbs	6 months	3 X	100%	Yes
M. Jennings	6 months	3 X	60%	Yes
P. Eisman	6 months	3 X	60%	Yes
C. Bechtol	24 months	2 X	40%	No
J. Galvin	24 months	2 X	50%	No
N. Zupan	24 months	2 X	40%	No

(1) The Executive CIC Severance Agreements for Messrs. Gibbs, Jennings and Eisman have stated terms of 180 days. Within this period, following a CIC event, each of these three executives must decide whether or not to exercise his walk away right. If the executive elects to remain employed by the Company, he will remain eligible for termination benefits for three years following the CIC event. If the executive elects to terminate employment within the initial six month period, he will be eligible for a termination benefit of up to 3 times his base salary and bonus.

The maximum cash payments payable by the Company to the NEOs under the Executive CIC Severance Agreements, assuming a CIC was consummated and the executive was terminated effective December 31, 2006, are summarized below. In scenarios where a CIC occurred but the executive was not terminated on the CIC date, benefits payable to the executive would be reduced pro rata for each day of continuing employment. The pro forma CIC payments shown below total approximately 0.5% of the Company’s December 31, 2006 market capitalization.

Named Executive Officer	Cash Payment	Value of Accelerated Vesting on Restricted Stock/Options (1)	Sub-Total	Gross-Up for 280G (or similar) Taxes (2)	Total CIC Payments

J. Gibbs	$5,865,000	$744,152	$6,609,152	-	$6,609,152
M. Jennings	$2,217,300	$363,246	$2,580,546	$973,608	$3,554,154
P. Eisman	$2,280,000	$129,803	$2,409,803	$906,425	$3,316,228
C. Bechtol	$884,000	$144,992	$1,028,992	-	$1,028,992
J. Galvin	$972,000	$236,294	$1,208,294	-	$1,208,294
N. Zupan	$901,000	$246,698	$1,147,698	-	$1,147,698

Total	$13,119,300	$1,865,185	$14,984,485	$1,880,033	$16,864,518

(1)
Calculated using the Internal Revenue Service Revenue Procedure 2003-68. Represents the sum of the discounted present value of the restricted stock and options and 1% times the number of full months between the CIC date and the vesting date of the restricted stock and options.

(2)
Under Sections 280G/4999 of the Internal Revenue Code, if the present value of a CIC payment to an executive exceeds three times his/her average taxable compensation over the five most recent calendar years preceding the CIC, the executive is required to pay a 20% excise tax on the excess payment. Under the agreements, the Company will provide the NEO with a tax “gross-up” for any such excise tax on the CIC benefit.

Executive Severance Benefit

Each of the NEOs is also covered under a separate agreement that operates following employment termination unrelated to a CIC. Executive Severance Agreements were provided to the NEOs (and to other Company officers) in order to standardize termination benefits and provide a reasonable severance arrangement.

These Executive Severance Agreements provide for continuation of base salary for a period of time (12 months for Vice Presidents and 18 months for Executive Vice Presidents and higher), payment of a pro-rated annual bonus amount during the year of termination, Company payment of COBRA health care premiums, outplacement assistance and vesting of all equity-based compensation awards held by the executive. The estimated cash costs incurred under these agreements if the Company were to terminate each of the NEOs as of December 31, 2006 are as follows:

Executive	Base Salary & Bonus (1)	COBRA Premiums & Outplacement(2)	Total Cash Cost To Company

J. Gibbs	$2,125,000	$33,380	$2,158,380
M. Jennings	$817,000	$40,730	$857,730
P. Eisman	$840,000	$40,730	$880,730
C. Bechtol	$364,000	$27,252	$391,252
J. Galvin	$405,000	$32,153	$437,153
N. Zupan	$371,000	$32,153	$403,153

(1) Assumes executive is entitled to full year 2006 bonus at target level
(2) Outplacement assistance of up to $15,000 is provided in the agreement

Required Tables

Summary Compensation Table

The following table sets forth the aggregate compensation earned by the Company’s NEOs for 2006. For a narrative description of items contained in this Summary Compensation Table, please see sections titled “Compensation Program Components”, “Determination of Total Compensation” and “Compensation Detail for Named Executive Officers” under the CD&A. These references and the footnotes below the table provide a more complete understanding of the information presented in this table.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

James R. Gibbs CEO	2006	$850,000	-	$4,910,460	$1,026,466	$1,700,000	$65,660	$240,342	$8,792,928
Michael C. Jennings EVP & CFO	2006	$389,000	-	$877,422	$94,851	$326,760	$993	$89,976	$1,778,992
W. Paul Eisman EVP Operations (2)	2006	$313,888	-	$408,513	$105,393	$336,000	-	$285,898	$1,449,692
J. Currie Bechtol VP/General Counsel	2006	$260,000	-	$1,139,848	$194,907	$145,600	$17,044	$66,865	$1,824,264
Jon R. Galvin Vice President	2006	$270,000	-	$469,741	$36,822	$189,000	$41,548	$68,223	$1,075,334
Nancy J. Zupan VP/Controller	2006	$265,000	-	$474,661	$38,903	$148,400	$11,804	$50,302	$989,070

(1)	Salary amounts shown are the actual amounts paid before withholding for taxes, employee contributions to savings, pension and deferred compensation plans or other payroll deductions.

(2)
Mr. Eisman’s salary reflects that he joined the Company in April 2006 and did not receive salary for the full year; his annualized salary was $400,000. Incentive awards provided to Mr. Eisman (Stock Awards, Option Awards and Non-Equity Incentive Plan Compensation) were not prorated.

(3)
The dollar amounts listed for Stock Awards and Option Awards represent the expense (pursuant to FAS 123(R)) recorded by the Company for Stock Awards and Option Awards that were still in the process of being expensed during 2006. The total present values of stock and option grants made to each individual during 2006 are listed below in the Grants of Plan Based Awards table. Please see Note 7 to the Notes to Consolidated Financial Statements included in the Company’s 2006 Annual Report Filed on Form 10-K for additional disclosure about the Company’s equity-based compensation program.

(4)
The dollar amounts shown for Non-Equity Incentive Plan Compensation represent payments the Company made to each of these executives during the first quarter of 2007 under the Company’s 2006 Annual Bonus plan. These payments were 70% in cash and 30% in restricted stock for all executives except Mr. Gibbs, who received 100% cash. Amounts shown in this column reflect cash amounts received by the NEOs prior to the executives’ voluntary elections to convert cash payments into shares of restricted stock. Mr. Jennings and Ms. Zupan elected to convert an additional 10% and 30% (respectively) of their annual bonus payments into restricted stock that will vest over three years. The number of shares that they received for these voluntary conversions was increased by 50% as compensation for illiquidity and as incentive to own the Company’s stock.

(5)
Amounts shown for Change in Pension Value and Nonqualified Deferred Compensation Earnings reflect executives’ “excess earnings” on Deferred Compensation Plan balances. Disclosure of such “excess earnings” is required, and this value is calculated as the amount by which actual earnings exceed pro forma earnings based on 120% of the applicable federal long-term rate (5.70%). In fact, the Company did not subsidize or otherwise guarantee any executive’s Deferred Compensation Plan earnings. Amounts earned on the executives’ deferred compensation balances reflect gains or losses due to the executive’s investment decisions. Additional detail on investment alternatives available within the Company’s Deferred Compensation Plan appears on page 15 and 25.

(6)	Details of All Other Compensation are provided in the following table:

Name	Company Contributions to 401(k) and Deferred Compensation Plans	Life Insurance Premiums	Club Dues	Relocation	Tax Gross-Up For Aircraft Use	Total All Other Compensation

J. Gibbs	$200,588	$24,704	$6,205	-	$8,844	$240,342
M. Jennings	$74,860	$5,343	$6,689	-	$3,083	$89,976
P. Eisman (a)	$30,467	$5,383	$77,048	$171,412	$1,589	$285,898
C. Bechtol	$49,764	$6,903	$8,490	-	$1,709	$66,865
J. Galvin	$56,288	$4,776	$7,170	-	-	$68,223
N. Zupan	$40,571	$5,709	$3,420	-	$603	$50,302

(a)
The $77,048 paid for Mr. Eisman’s club fees comprises a $75,000 initiation fee and $2,048 in monthly dues. The amount paid for Mr. Eisman’s relocation includes a $49,211 gross-up for income taxes on taxable relocation benefits.

Grants of Plan-Based Awards

The following table sets forth information concerning grants made to the Company’s NEOs in 2006 and all amounts are in U.S. dollars:

			Estimated Possible Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Comm- itee Authori- zation (1)	Thres- hold ($) (2)	Target ($) (2)	Maxi- mum ($) (2)	Thres-hold (#) (3)	Target (#) (3)	Maxi- mum (#) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Stock Option ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)

J. Gibbs	4/26/06	4/26/06	425,000	850,000	1,700,000	118,862	158,482	198,102
	4/07/06	2/21/06							13,068			381,782
	4/26/06	4/26/06								147,976	29.385	1,442,789
M. Jennings	4/26/06	4/26/06	116,700	233,400	466,800	35,659	47,544	59,430
	4/26/06	4/26/06								44,392	29.385	426,829
P. Eisman	4/26/06	4/26/06	120,000	240,000	480,000	39,621	52,828	66,035
	4/26/06	4/26/06								49,326	29.385	474,269
C. Bechtol	4/26/06	4/26/06	52,000	104,000	208,000	15,848	21,130	26,412
	4/07/06	2/21/06							484			14,140
	4/26/06	4/26/06								19,730	29.385	189,704
J. Galvin	4/26/06	4/26/06	67,500	135,000	270,000	11,886	15,848	19,810
	4/07/06	2/21/06							3,776			110,316
	4/26/06	4/26/06								14,798	29.385	142,283
N. Zupan	4/26/06	4/26/06	53,000	106,000	212,000	11,886	15,848	19,810
	4/07/06	2/21/06							3,194			93,313
	4/26/06	4/26/06								14,798	29.385	142,283

For a narrative description of items contained in the Grants of Plan-Based Awards Table, please see “Compensation Program Components” under the CD&A. This reference plus the following footnotes provide a more complete understanding of the information presented in the table.

(1)
Stock and option awards granted as of April 26, 2006 were initially authorized by the Committee on February 21, 2006. Because these grants were issued subject to shareholder approval of the OICP, the Committee is deemed to have acted on April 26, 2006, concurrent with shareholder approval. Stock awards granted effective April 7, 2006 were initially authorized by the Committee at its meeting on February 21, 2006. The delay between the Committee authorization date and the actual date of award issuance resulted from administrative issues and legal review of the award letters.

(2)
Amounts in these columns reflect 2006 awards under the Company’s annual bonus plan. Actual payout under this plan was determined based on the Company’s reported 2006 net income. Each of the NEOs received the Maximum payout for their 2006 annual bonus due to achieving pre-established performance objectives at that level.

(3)
Share amounts shown for Estimated Future Payouts under Equity Incentive Plan Awards reflect restricted stock received by the NEOs as a result of performance stock unit grants made during 2006 under the long-term incentive plan. As with the annual bonus plan, 2006 payouts for these performance stock unit grants were actually made at the Maximum level due to the attainment of pre-established performance objectives at that level.

(4)
Share awards indicated in this column that were granted April 7, 2006 reflect restricted stock units granted to compensate option holders for loss of value due to the Company’s special dividend paid in January 2006 and are more fully described on page 17.

(5)
Share awards appearing in this column reflect stock options granted by the Company under its long-term incentive plan during 2006. These options vest ratably over three years and have a five-year life. The exercise price of these options was set equal to the closing price of the Company’s stock on April 26, 2006, the date on which shareholders approved the Company’s OICP.

(6)
The $9.615 per share fair value of the five-year options granted during 2006 was estimated using a risk-free interest rate of 4.89%, expected volatility of 37.3%, expected lift of 3.33 years and no dividend yield. For the stock options granted in 2006, when common stock dividends are declared by the Company’s Board of Directors, dividend equivalents are accrued but not paid until the options vest. After vesting, dividend equivalents will be paid concurrently with common stock dividends until the options are exercised or expire. Stock options issued prior to 2006 do not have any dividend equivalent rights.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by the Company’s NEOs as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (1)(2)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)

J. Gibbs	-	147,976	-	$29.3850	4/26/11	81,950	$2,355,243	198,102	$5,693,451
M. Jennings	-	44,392	-	$29.3850	4/26/11	47,162	$1,355,436	59,430	$1,708,018
P. Eisman	-	49,326	-	$29.3850	4/26/11	-	-	66,035	$1,897,846
C. Bechtol	20,000 -	- 19,730	- -	$4.1625 $29.3850	2/20/08 4/26/11	18,616 -	$535,024 -	26,412 -	$759,081 -
J. Galvin	40,000 -	- 14,798	- -	$4.1625 $29.3850	2/20/08 4/26/11	44,390 -	$1,275,769 -	19,810 -	$569,339 -
N. Zupan	66,000 -	- 14,798	- -	$4.1625 $29.3850	2/20/08 4/26/11	43,486 -	$1,249,788 -	19,810 -	$569,339 -

(1)	Amounts shown in these columns relate to stock options that were issued by the Company and were still outstanding as of December 31, 2006.

(2)
Options granted February 20, 2003 with an exercise price of $4.1625 vested in full as of February 20, 2006. Options granted April 26, 2006 with an exercise price of $29.3850 vest one-fourth on April 26, 2007, one-fourth on April 26, 2008 and the remaining one-half on April 26, 2009.

(3)	These amounts relate to restricted stock and restricted stock units which have been issued and are not yet vested.

(4)	Dollar values shown are calculated using the Company’s closing stock price on December 31, 2006 of $28.74 per share.

(5)
Dollar values and numbers of shares relate exclusively to Performance Stock Units granted during 2006 for which, following certification of plan attainment by the Committee, restricted stock was issued.

Option Exercises and Stock Vested During 2006

The following table reflects the stock options exercised and shares vested during 2006 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#) (1)	Value Realized On Exercise (2)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting (3)

J Gibbs	300,000	$9,644,250	-	-
M. Jennings	-	-	-	-
P. Eisman	-	-	-	-
C. Bechtol	-	-	1,787	$46,435
J. Galvin	116,000	$3,000,707	7,398	$192,237
N. Zupan	66,000	$1,558,264	6,684	$173,684

(1)
Amounts reflect the gross number of stock option shares exercised, not reduced by the number of any shares tendered to the Company in return for payment of withholding tax or exercise price on behalf of the NEO.

(2)
Value Realized on Exercise reflect the value received by the executive net of the exercise price paid by the executive to the Company. If the executive sold the shares on the day of exercise, the values presented are actual amounts received by the executive. Otherwise, the values reflect the closing price of the Company’s stock on the date of exercise.

(3)	Dollar amounts shown in this column represent the value of Stock Awards that vested during the year, and are calculated using the closing price of the Company’s stock on the vesting date.

Pension Benefits

The Company does not sponsor a defined benefit pension plan that provides benefits to any of the NEOs.

The Company provides NEOs (and all salaried employees) with two forms of retirement benefit. First, the Company makes matching contributions to employee 401(k) accounts up to 6% of the individual employee’s annual salary and bonus compensation. Second, the Company makes discretionary quarterly contributions to defined contribution pension accounts -- the Company’s 2006 pension contribution equaled 6% of each participating employee’s salary and bonus compensation. To the extent that an employee exceeds IRS income or contribution limits for 401(k) purposes and the employee participates in the Deferred Compensation Plan (all NEOs are Deferred Compensation Plan participants), Company contributions in excess of the 401(k) limits are made to the Deferred Compensation Plan described below.

Non-Qualified Deferred Compensation

The following table reflects contributions to, and year-end balances of, the Company’s Deferred Compensation Plan for the NEOs in 2006.

Name	Executive Contributions In the Last FY	Registrant Contributions In the Last FY (1)	Aggregate Earnings In the Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at the Last FYE

J. Gibbs	$51,000	$177,014	$85,236	-	$544,356
M. Jennings	$19,450	$51,286	$3,168	-	$76,694
P. Eisman	$18,000	$14,093	$537	-	$32,630
C. Bechtol	$15,600	$26,190	$27,315	-	$228,393
J. Galvin	$13,500	$32,714	$56,140	-	$335,248
N. Zupan	$5,963	$16,997	$15,162	-	$85,558

(1)
Per the SEC requirements to include deferred compensation investment earnings in excess of the applicable long-term federal rate in the Summary Compensation Table, the Company has included such income in the amount of $65,660 for Mr. Gibbs, $993 for Mr. Jennings, $17,044 for Mr. Bechtol, $41,458 for Mr. Galvin, and $11,804 for Ms. Zupan.

The Frontier Deferred Compensation Plan is a non-qualified plan (i.e., not qualified under Section 401 of the Internal Revenue Code). This plan provides eligible employees (and directors) with the potential to defer salary and bonus compensation. It also functions as a spill-over plan allowing key employees to defer tax on income in excess of IRS limits on 401(k) contributions. Federal and state income taxes are generally not payable on income deferred into this plan until the subject cash is withdrawn from the plan. Employer contributions to this plan are considered FICA wages and payroll taxes are collected accordingly. Eligibility in the plan is determined by the Committee and generally includes the officers of the Company and its subsidiaries as well as the independent directors.

Eligible executives may make salary deferral contributions between 1% and 50% of annual salary and may also defer up to 100% of annual bonus awards. Executives contributing to the Deferred Compensation Plan are eligible to receive a quarterly matching contribution up to 6% of their elective deferral once their eligible compensation exceeds the IRS 401(k) contribution limits. In addition, the executives are eligible for a quarterly pension contribution from the Company of up to 6% of their eligible compensation (that amount in excess of IRS 401(k) compensation limits). In order to receive the Company match and/or pension contribution, eligible executives must be employed by Frontier on the last day of the calendar quarter unless they are terminated, die, become disabled or retire.

Participating executives and directors have full discretion over how their contributions are invested within the Deferred Compensation Plan. The Company does not provide a subsidized return on any funds invested in this plan nor does the Company guarantee the executives’ investment returns on these funds. Fidelity Investments is the independent Plan Trustee and Investment Manager. As of December 31, 2006, participants had the ability to direct contributions into all mutual funds within the Fidelity family of funds; however, approximately 30 of the mutual funds were utilized. The Deferred Compensation Plan is structured as a Rabbi Trust.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has submitted the following report for inclusion in the Proxy Statement.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee:

Douglas Y. Bech, Chairman
Paul B. Loyd, Jr.
Michael E. Rose

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) ( c )
Omnibus Incentive Compensation Plan	1,158,926	$16.3104	7,514,254
Equity compensation plans not approved by security holders	-	-	-
Total	1,158,926	$16.3104	7,514,254

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Burnet, Duckworth & Palmer, a law firm of which Mr. Palmer is a partner, is retained by, the Company as its counsel for certain Canadian legal matters. The Company paid Mr. Palmer’s law firm C$683.14 for legal services performed in 2006.

COMMITTEE CHARTERS, CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORTE GOVERNANCE GUIDELINES

The Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines. A copy of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the charters of the Audit Committee, Nominating & Corporate Governance Committee, Compensation Committee, Executive Committee and Safety & Environmental Committee of the Company’s Board of Directors, all of which have been adopted by the Company’s Board of Directors, can be found in the investor relations section of our website at www.frontieroil.com. In addition, each of these items is available in print from the Company to any shareholder. Requests for printed copies should be sent to the Company at the following address: Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Bech, Loyd and Rose. No member of the Compensation Committee of the Board of Directors of the Company was, during 2006, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

During 2006 no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the Company’s copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10-percent beneficial owners were complied with.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the Proxy Statement relating to the Company’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) pursuant to Rule 14a-8 under the 1934 Act (“Rule 14a-8”) must be received by the Company no later than November 20, 2007 and must otherwise comply with the requirements of Rule 14a-8.

Proposals of shareholders submitted for consideration at the Company’s 2008 Annual Meeting (outside of the Rule 14a-8 process), in accordance with the Company’s bylaws, must be received by the Company by the later of 60 days before the 2008 Annual Meeting or 10 days after notice of such meeting is first published. If such timely notice of a proposal is not given, the proposal may not be brought before the 2008 Annual Meeting.

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors.

Any communications to directors of the Company should be mailed to the following address: Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411. All such communications will be reviewed initially by the Company’s Investor Relations Department. The Investor Relations Department will relay all such communications to the appropriate director or directors, unless the Investor Relations Department determines that the communication: does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

MISCELLANEOUS

All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers. All information relating to any beneficial owner of more than 5% of the Company’s common stock is based upon information contained in reports filed by such owner with the SEC.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

March 20, 2007
Houston, Texas

PROXY CARD SAMPLE

FRONTIER OIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 24, 2007
9:00 a.m.

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

FRONTIER OIL CORPORATION

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2007.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint James R. Gibbs and Michael C. Jennings, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: 01 James R. Gibbs, 02 Douglas Y. Bech, 03 G. Clyde Buck, 04 T. Michael Dossey, 05 James H. Lee, 06 Paul B. Loyd, Jr., 07 Michael E. Rose

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.